NEWS RELEASE

The Hartford Reports Third Quarter 2017 Net Income Per Diluted Share Of $0.64 And Core Earnings Per Diluted Share* Of $0.60

•	Net income of $234 million and core earnings* of $222 million decreased from $438 million and $413 million, respectively, in third quarter 2016 due to higher current accident year catastrophe losses

•
Current accident year catastrophe losses totaled $352 million, before tax ($0.62, after tax, per diluted share), compared with third quarter 2016 catastrophe losses of $80 million, before tax ($0.13, after tax, per diluted share); the increase in catastrophe losses was the primary driver of the increase in Commercial Lines and Personal Lines combined ratios to 108.6 and 104.0, respectively, from 93.9 and 100.2 in third quarter 2016

•
Commercial Lines underlying combined ratio* of 93.2 increased 3.2 points from 90.0 in third quarter 2016 due to a higher expense ratio and increased workers' compensation and general liability loss ratios

•	Personal Lines underlying combined ratio of 94.9 improved 1.2 points from third quarter 2016 due to lower auto and homeowners loss ratios

•	Group Benefits net income of $71 million and core earnings of $66 million rose 15% and 29%, respectively, over third quarter 2016 due to lower group life and group disability losses

•	Quarterly dividend of $0.25 declared, a 9% increase, for record date Dec. 1, 2017, payable Jan. 2, 2018

HARTFORD, Conn., Oct. 23, 2017 – The Hartford (NYSE:HIG) reported third quarter 2017 net income of $234 million and core earnings of $222 million, a decrease from $438 million and $413 million, respectively, in third quarter 2016 primarily due to higher current accident year catastrophe losses. Third quarter 2017 current accident year catastrophe losses totaled $352 million, before tax ($229 million, after tax), including losses from Hurricane Harvey of $175 million, before tax, and Hurricane Irma of $157 million, before tax. Third quarter 2016 current accident year catastrophe losses totaled $80 million, before tax ($52 million, after tax).

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Third quarter 2017 net income per diluted share was $0.64 and core earnings per diluted share were $0.60, down from $1.12 and $1.06, respectively, in third quarter 2016.

“The Hartford’s third quarter results included a significant amount of property and casualty catastrophe losses, which totaled $229 million, after tax, primarily from hurricanes. Aside from catastrophes, our results remained strong at each segment, meeting or beating our expectations,” said The Hartford’s Chairman and CEO Christopher Swift. “Investment results also contributed, with excellent returns on limited partnerships, stable portfolio yields and low levels of impairments or credit losses. Reflecting our strong underlying results, for the fifth consecutive year we raised our quarterly common dividend, which will increase by 9% effective with the January 2, 2018 payment.”

The Hartford's President Doug Elliot said, “Based on activity year-to-date, 2017 will likely be the highest catastrophe year that the U.S. property and casualty industry has seen in more than a decade. Our catastrophe losses were largely consistent with the estimate we provided earlier this month, and our claims organization continues to perform at its best, handling multiple events across several states. We believe that our claims organization is one of our competitive advantages, and I am proud of the dedication and quality service that our team is providing to our policyholders. Excluding catastrophe losses, margins remain strong in Commercial Lines and Group Benefits. Personal Lines continues to demonstrate that the multiple profitability initiatives we have launched since late 2015 are gaining traction and improving our bottom line results.”

“We were also pleased to announce our acquisition of Aetna's group life and disability business, which is expected to close in early November," continued Swift. "This is a unique opportunity to deploy capital to acquire a substantial benefits business, a market that we know well, and we expect a smooth and timely integration. Our Group Benefits book has excellent margins and a strong market position, and this acquisition further accelerates our strategies for distribution, digital capabilities and claim outcomes.”

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended
	Sep 30 2017	Sep 30 2016	Change[1]
Net income (loss) by segment:
Commercial Lines	$90	$268	(66)%
Personal Lines	8	33	(76)%
P&C Other Operations	18	31	(42)%
Property & Casualty	116	332	(65)%
Group Benefits	71	62	15%
Mutual Funds	26	21	24%
Sub-total	$213	$415	(49)%
Talcott Resolution	80	78	3%
Corporate	(59)	(55)	(7)%
Net income (loss)	$234	$438	(47)%
Less: Unlock benefit (charge), before tax	23	(13)	NM
Less: Net realized capital gains (losses) after deferred policy acquisition costs (DAC), excluded from core earnings, before tax	(5)	(13)	62%
Less: Income tax benefit (expense), including amounts related to before tax items excluded from core earnings	(6)	51	NM
Core earnings	$222	$413	(46)%
Weighted average diluted common shares outstanding	367.0	390.5	(6)%
Net income per diluted share[2]	$0.64	$1.12	(43)%
Core earnings per diluted share²	$0.60	$1.06	(43)%
Select financial measures:
Common shares outstanding and dilutive potential common shares	364.1	386.3	(6)%
Book value per diluted share	$47.33	$48.30	(2)%
Book value per diluted share (ex. AOCI)*	$45.72	$45.74	—%
ROE - Net income[3]	2.7%	7.6%	(4.9)
ROE - Net income, excluding Talcott Resolution[3]	2.4%	10.8%	(8.4)
ROE - Core earnings*[3]	8.2%	7.6%	0.6
ROE - Core earnings, excluding Talcott Resolution*[3]	9.7%	9.1%	0.6
Select operating data:
Net investment income	$729	$772	(6)%
Annualized investment yield, before tax, excluding LPs*	4.0%	4.1%	(0.1)
P&C net investment income	$303	$305	(1)%
P&C annualized investment yield, before tax, excluding LPs*	3.7%	3.8%	(0.1)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]
Calculated based on last 12-months net income and core earnings, respectively; for ROE - Net Income, the denominator is stockholders’ equity including AOCI; for ROE - Core Earnings, the denominator is stockholders’ equity excluding AOCI

Consolidated net investment income declined 6% to $729 million, before tax, in third quarter 2017 from $772 million, before tax, in third quarter 2016 as a result of lower invested assets at Talcott Resolution, which is in runoff, and lower investment income on limited partnerships and other alternative investments (LPs). Investment income from LPs totaled $71 million, before tax ($46 million, after tax), in third quarter 2017 compared with $93 million, before tax ($60 million, after tax), in third quarter 2016 due to lower returns on private equity investments, partially offset by stronger returns on real estate investments.

The credit performance of the investment portfolio continues to be very strong, with net impairment losses, including mortgage loan valuation allowances, totaling $2 million, before tax, compared with $14 million, before tax, in third quarter 2016.

Property and casualty (P&C) net investment income was $303 million, before tax, in third quarter 2017 almost flat with $305 million, before tax, in third quarter 2016 due to a small decrease in investment income on LPs and a lower annualized investment yield, excluding LPs, offset in part by higher invested assets. P&C LP investment income totaled $34 million, before tax, down from $36 million, before tax, in third quarter 2016. The P&C annualized investment yield, excluding LPs, was 3.7%, down from 3.8% in third quarter 2016.

Net income return on equity (ROE) was 2.7% for the twelve months ended Sept. 30, 2017, down significantly from 7.6% for the prior year ended Sept. 30, 2016 principally due to higher catastrophe losses over the past year, the fourth quarter 2016 charge for the aggregate excess of loss reinsurance agreement on asbestos and environmental (A&E) reserves and the second quarter 2017 pension settlement charge. The net income ROE for the period ended Sept. 30, 2016 included unfavorable prior accident year development (PYD) related to A&E, which did not occur in the 2017 period.

Core earnings ROE was 8.2% for the twelve months ended Sept. 30, 2017, up slightly from 7.6% for the period ended Sept. 30, 2016 principally due to better Personal Lines underlying underwriting results and the absence of unfavorable PYD for A&E, partially offset by higher catastrophe losses. In addition, Group Benefits, Mutual Funds and Talcott Resolution core earnings ROE for the 2017 period each improved compared with the 2016 period.

Book value per diluted share of $47.33 as of Sept. 30, 2017 rose 7% from Dec. 31, 2016 as a result of a 2% increase in stockholders' equity and a 4% decrease in common shares outstanding and dilutive potential common shares, largely as a result of share repurchases during the year. Excluding AOCI, book value per diluted share of $45.72 as of Sept. 30, 2017 increased 1% from Dec. 31, 2016 due to the reduction in common shares outstanding and dilutive potential common shares, partially offset by a 3% decrease in stockholders' equity excluding AOCI.

During third quarter 2017, the company repurchased 6.0 million common shares for approximately $325 million, and an additional 0.9 million shares for approximately $52 million in October. During third quarter 2017, $85 million of common dividends were paid to shareholders for a total return of capital to shareholders of $410 million during the quarter.

Effective Oct. 13, 2017, the company suspended additional share repurchases under its $1.3 billion equity repurchase program. The company has repurchased approximately $1,027 million of common shares during 2017 and has approximately $273 million remaining under the current program, which expires Dec. 31, 2017. The company expects to utilize the funds that would otherwise have been used for share repurchases over the balance of the year to help fund the acquisition of Aetna's U.S. group life and disability business, which is expected to close in early November. As a result of the acquisition, the company does not currently expect to authorize an equity repurchase plan for 2018.

In addition, the company declared a quarterly dividend of $0.25 per share of common stock, a 9% increase, payable on Jan. 2, 2018 to shareholders of record at the close of business on Dec. 1, 2017. This dividend will result in an adjustment to the exercise price of the outstanding warrants expiring June 26, 2019, and may result in an adjustment to the warrant share number. Adjustments will be posted to the Investor Relations section of The Hartford’s website on or around Nov. 30, 2017.

THIRD QUARTER 2017 SEGMENT FINANCIAL RESULTS SUMMARY

	Three Months Ended
($ in millions)	Sep 30 2017	Sep 30 2016	Change
Core earnings (losses)
P&C segments:
Commercial Lines	$81	$243	(67)%
Personal Lines	7	29	(76)%
P&C Other Operations	18	19	(5)%
Property & Casualty	106	291	(64)%
Group Benefits	66	51	29%
Mutual Funds	26	21	24%
Sub-total	198	363	(45)%
Talcott Resolution	83	104	(20)%
Corporate	(59)	(54)	(9)%
Total	$222	$413	(46)%
Select operating data:
Commercial Lines
Combined ratio	108.6	93.9	14.7
Impact of catastrophes and PYD on combined ratio	15.5	3.9	11.6
Underlying combined ratio	93.2	90.0	3.2
Personal Lines
Combined ratio	104.0	100.2	3.8
Impact of catastrophes and PYD on combined ratio	9.1	4.1	5.0
Underlying combined ratio	94.9	96.1	(1.2)
Group Benefits
Loss ratio	74.7%	79.1%	(4.4)
Expense ratio	25.8%	24.4%	1.4
Net income margin	7.7%	6.7%	1.0
Core earnings margin*	7.2%	5.6%	1.6
Mutual Funds
Mutual Fund net flows	$767	$194	NM
Total Mutual Funds segment assets under management	$111,724	$94,501	18%

Commercial Lines

•
Commercial Lines net income of $90 million and core earnings of $81 million declined from $268 million and $243 million, respectively, in third quarter 2016 primarily due to higher current accident year catastrophe losses

•
Current accident year catastrophe losses for Commercial Lines totaled $270 million, before tax (15.7 points on the combined ratio), including $137 million from Hurricane Harvey and $119 million from Hurricane Irma, compared with $43 million, before tax (2.6 points on the combined ratio), in third quarter 2016

•	The Commercial Lines combined ratio of 108.6 in third quarter 2017 increased 14.7 points from 93.9 in third quarter 2016 primarily due to a 13.1 point increase in catastrophe losses

•
The Commercial Lines underlying combined ratio of 93.2 increased 3.2 points from third quarter 2016 primarily due to an increase in the expense ratio driven by higher variable compensation accruals as well as higher loss ratios in workers' compensation and general liability compared with third quarter 2016

Personal Lines

•
Personal Lines net income of $8 million and core earnings of $7 million declined from net income of $33 million and core earnings of $29 million in third quarter 2016 due to higher current accident year catastrophe losses

•
Current accident year Personal Lines catastrophe losses totaled $82 million, before tax (8.9 points on the combined ratio), including $38 million from Hurricane Harvey and $38 million from Hurricane Irma, compared with $37 million, before tax (3.8 points on the combined ratio), in third quarter 2016

•
The Personal Lines combined ratio of 104.0 increased 3.8 points from 100.2 in third quarter 2016 due to a 5.1 point increase in current accident year catastrophe losses, partially offset by improved underlying underwriting results

•	The underlying combined ratio was 94.9, an improvement of 1.2 points from third quarter 2016 due to lower auto and homeowners loss ratios and a relatively stable expense ratio

•
The auto combined ratio increased 1.5 points to 106.3 from 104.8 in third quarter 2016 due to a 3.0 point increase in catastrophe losses; the underlying auto combined ratio of 101.6 improved 1.5 points from third quarter 2016, or about 2.5 points after taking into account unfavorable development on accident year 2016 that occurred in fourth quarter 2016

•
The homeowners combined ratio rose 8.7 points to 97.9 from 89.2 in third quarter 2016 due to higher catastrophe losses; the underlying combined ratio improved to 78.9 from 79.6 in third quarter 2016 primarily due to lower non-catastrophe weather losses

Group Benefits

•
Group Benefits net income of $71 million increased 15% from $62 million in third quarter 2016 and core earnings of $66 million rose 29% from $51 million in third quarter 2016, both due to lower group life and group disability losses

•
The total loss ratio of 74.7% improved 4.4 points compared with third quarter 2016 reflecting a 2.3 point improvement in the group life loss ratio due to favorable mortality and a 6.4 point improvement in the group disability loss ratio due to improved recovery and incidence trends

•
The net income margin of 7.7% and core earnings margin of 7.2% improved from 6.7% and 5.6%, respectively, in third quarter 2016 due to better group life and group disability results, partially offset by higher expenses due to increased variable compensation accruals

Mutual Funds

•	Mutual Funds net income and core earnings of $26 million both rose 24% compared with third quarter 2016 due to an 18% increase in assets under management (AUM)

•	The increase in AUM to $111.7 billion was primarily due to positive net flows and market appreciation on Mutual Fund AUM, partially offset by the continued runoff of Talcott Resolution AUM

•
Mutual Fund net flows, which exclude Talcott Resolution, rose to $0.8 billion in third quarter 2017 due to sales of $5.4 billion compared with third quarter 2016 net flows of $0.2 billion and sales of $4.9 billion

•	Investment performance remains strong with 59%, 65% and 79% of funds beating peers on a 1-, 3- and 5-year basis, respectively, as measured by Morningstar

Talcott Resolution

•
Talcott Resolution net income was $80 million, up slightly from $78 million in third quarter 2016 primarily due to a market-driven unlock benefit, largely offset by lower net investment income and lower fee income due to the runoff of the block

•	Core earnings were $83 million, a 20% decline from $104 million in third quarter 2016 principally due to lower LP income and lower fee income with the runoff of the block

•	Individual variable annuity and fixed annuity contract counts at Sept. 30, 2017 declined 9% and 7%, respectively, compared with Sept. 30, 2016

CONFERENCE CALL
The Hartford will discuss its third quarter 2017 financial results on a webcast at 9 a.m. EDT on Monday, Oct. 23, 2017. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2017, and the Third Quarter 2017 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts	Investor Contacts
Michelle Loxton	Sabra Purtill, CFA
860-547-7413	860-547-8691
michelle.loxton@thehartford.com	sabra.purtill@thehartford.com

Matthew Sturdevant	Sean Rourke
860-547-8664	860-547-5688
matthew.sturdevant@thehartford.com	sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2017
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,723	$921	$—	$803	$—	$27	$—	$3,474
Fee income	9	11	—	19	203	218	—	460
Net investment income	241	36	26	95	1	325	5	729
Other revenues	—	24	—	—	—	—	—	24
Net realized capital gains (losses)	13	2	1	9	—	(31)	3	(3)
Total revenues	1,986	994	27	926	204	539	8	4,684
Benefits, losses, and loss adjustment expenses	1,276	747	—	614	—	357	—	2,994
Amortization of DAC	253	76	—	8	5	15	—	357
Insurance operating costs and other expenses	352	163	1	204	159	105	11	995
Interest expense	—	—	—	—	—	—	82	82
Total benefits and expenses	1,881	986	1	826	164	477	93	4,428
Income (loss) before income taxes	105	8	26	100	40	62	(85)	256
Income tax expense (benefit)	15	—	8	29	14	(18)	(26)	22
Net income (loss)	90	8	18	71	26	80	(59)	234
Less: Unlock charge, before tax	—	—	—	—	—	23	—	23
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	12	2	2	7	—	(30)	2	(5)
Less: Income tax benefit (expense)	(3)	(1)	(2)	(2)	—	4	(2)	(6)
Core earnings (losses)	$81	$7	$18	$66	$26	$83	$(59)	$222

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,677	$980	$—	$792	$—	$35	$—	$3,484
Fee income	10	10	—	20	178	233	1	452
Net investment income	239	35	31	95	—	366	6	772
Other revenues	—	24	—	—	—	—	—	24
Net realized capital gains (losses)	39	5	(47)	19	—	(32)	(1)	(17)
Total revenues	1,965	1,054	(16)	926	178	602	6	4,715
Benefits, losses, and loss adjustment expenses	1,034	759	—	642	—	345	—	2,780
Amortization of DAC	243	86	—	8	6	60	—	403
Insurance operating costs and other expenses	308	163	5	190	141	105	6	918
Interest expense	—	—	—	—	—	—	86	86
Total benefits and expenses	1,585	1,008	5	840	147	510	92	4,187
Income (loss) before income taxes	380	46	(21)	86	31	92	(86)	528
Income tax expense (benefit)	112	13	(52)	24	10	14	(31)	90
Net income (loss)	268	33	31	62	21	78	(55)	438
Less: Unlock charge, before tax	—	—	—	—	—	(13)	—	(13)
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	39	5	(47)	17	—	(28)	1	(13)
Less: Income tax benefit (expense)	(14)	(1)	59	(6)	—	15	(2)	51
Core earnings (losses)	$243	$29	$19	$51	$21	$104	$(54)	$413

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2017, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships is the annualized net investment income excluding limited partnerships and other alternative investments divided by the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The company believes that annualized net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Sep 30 2017	Sep 30 2016	Sep 30 2017	Sep 30 2016
	Consolidated		P&C
Annualized investment yield	4.3%	4.5%	4.0%	4.1%
Annualized investment yield on limited partnerships and other alternative investments	11.7%	15.2%	10.4%	11.4%
Annualized investment yield excluding limited partnerships and other alternative investments	4.0%	4.1%	3.7%	3.8%

Book value per common share, excluding AOCI and book value per diluted share excluding AOCI: Book value per common share, excluding AOCI and book value per diluted share, excluding AOCI, are calculated based upon non-GAAP financial measures. They are calculated by dividing (a) total stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding or common shares outstanding and dilutive potential common shares. The Company provides these measures to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes they are useful to investors because they eliminate the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per common share and book value per diluted share are the most directly comparable U.S. GAAP measures. A reconciliation of book value per common share and book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Sep 30 2017	Dec 31 2016	Change
Book value per common share	$48.20	$45.21	7%
Less: Per common share impact of AOCI	$1.63	$(0.90)	NM
Book value per common share (excluding AOCI)	$46.57	$46.11	1%

	As of
	Sep 30 2017	Dec 31 2016	Change
Book value per diluted share, including AOCI	$47.33	$44.35	7%
Less: Per diluted share impact of AOCI	$1.61	$(0.89)	NM
Book value per diluted share, excluding AOCI	$45.72	$45.24	1%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Sept. 30, 2017 and 2016, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Sept. 30, 2017.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Sept. 30, 2017 and 2016, is set forth below.

	Three Months Ended
Margin	Sep 30 2017	Sep 30 2016	Change
Net income margin	7.7%	6.7%	1.0
Less: Effect of net realized capital gains, net of tax, on after tax margin	0.5%	1.1%	(0.6)
Core earnings margin	7.2%	5.6%	1.6

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended Sept. 30, 2017 and 2016 is provided in the table below.

	Three Months Ended
	Sep 30 2017	Sep 30 2016	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share	$0.64	$1.12	(43)%
Less: Unlock benefit, before tax	0.06	(0.03)	NM
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.01)	(0.03)	67%
Less: Income tax benefit on items excluded from core earnings	(0.01)	0.12	NM
Core earnings per share	$0.60	$1.06	(43)%
* In the three months ended June 30, 2017, net loss per share uses weighted average basic shares outstanding whereas core earnings per share uses weighted average diluted share outstanding.

Net investment income, excluding limited partnerships: is the amount of net investment income earned from invested assets excluding the net investment income related to limited partnerships and other alternative investments. The company believes that net investment income, excluding limited partnerships, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships.

	Three Months Ended
	Sep 30 2017	Sep 30 2016	Sep 30 2017	Sep 30 2016
	Consolidated		P&C
Total net investment income	$729	$772	$303	$305
Limited partnerships and other alternative assets	71	93	34	36
Net Investment Income excluding limited partnerships	$658	$679	$269	$269

Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.
A reconciliation of Consolidated ROE - Net income to Consolidated ROE - Core earnings is set forth below.

	Last Twelve Months Ended
	Sep 30 2017	Sep 30 2016
ROE - Net income	2.7%	7.6%
Less: Unlock benefit, before tax	0.2	0.4
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.5)	(1.3)
Less: (Loss) gain on reinsurance transactions, before tax	(3.6)	—
Less: Pension settlement, before tax	(4.2)	—
Less: Income tax benefit on items not included in core earnings	3.0	1.1
Less: Impact of AOCI, excluded from Core ROE	(0.4)	(0.2)
ROE - Core earnings	8.2%	7.6%

A reconciliation of Consolidated ROE - Net income, excluding Talcott Resolution to Consolidated ROE - Core earnings, excluding Talcott Resolution is set forth below.

	Last Twelve Months Ended
	Sep 30 2017	Sep 30 2016
ROE - Net income (excluding Talcott Resolution)	2.4%	10.8%
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.3)	—
Less: Restructuring and other costs, before tax	—	0.2
Less: Loss on reinsurance transaction, before tax	(5.7)	—
Less: Pension settlement, before tax	(6.6)	—
Less: Income tax benefit on items not included in core earnings	5.1	1.2
Less: Impact of AOCI, excluded from Core ROE	0.2	0.3
ROE - Core earnings (excluding Talcott Resolution)	9.7%	9.1%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Third Quarter 2017 Segment Financial Results Summary."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Sept. 30, 2017 and 2016, is set forth in the Investor Financial Supplement for quarter ended Sept. 30, 2017, which is available on The Hartford's website, https://ir.thehartford.com.
SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,”

“expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the demand for our products, returns in our investment portfolios and the hedging costs associated with our run-off annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our run-off annuity block; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, market volatility and foreign exchange rates; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, such as usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; volatility in our statutory and United States ("U.S.") Generally Accepted Accounting Principles ("GAAP") earnings and potential material changes to our results resulting from our risk management program to emphasize protection of economic value;
Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital management, hedging, reserving, and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the company’s fair value estimates for its investments and the evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization and an increase in reserve for certain guaranteed benefits in our variable annuities; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims;
Strategic and Operational Risks: risks associated with the run-off of our Talcott Resolution business; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the potential for difficulties arising from outsourcing and similar third-party relationships; the company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.